Exhibit 99.4

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Operating Officer & Chief Financial Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES
SALE OF 110 EAST 42ND STREET

New York, NY, April 24, 2007—SL Green Realty Corp. (NYSE: SLG) today announced that it entered into an agreement to sell its office condominium interest in floors six through eighteen at 110 East 42nd Street for $111.5 million, or approximately $611 per square foot.  The sale price does not include approximately 112,000 square feet of developable air rights, which SL Green is retaining with the ability to transfer these rights off-site.

SL Green acquired the property, located on the south side of 42nd Street, steps across from Grand Central Terminal, in 1997 during its initial public offering for $30.0 million, or $120 per square foot.  In June 2001, the Company sold the bank, annex and commercial units to Cipriani for $14.5 million.  Since the 2001 sale, SL Green invested approximately $9 million of capital improvements into the property including the employment of a strategic pre-built program, the success of which is evidenced by the 99% office condominium occupancy.  The resulting gain on sale is expected to be approximately $84 million.

Andrew Mathias, President of SL Green, stated, “The divestment of select assets and redeployment of the capital generated from such sales, preferably via a 1031 tax-free exchange, into well located properties with potential for additional value-added upside has always and will continue to be a core corporate strategy which creates value and fosters long term growth.  Our operating platform continues to create highly desirable product—redeveloped, repositioned and extremely well-leased office properties in great locations.  We will continue to meet this demand with our sales program.”

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.